Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos.333-136394, 333-123683, 333-121192, and 333-109764) of Southern California Edison Company of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2009 relating to the financial statement schedules, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Los Angeles, California
February 27, 2009